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Exhibit 4.3

CERTIFICATE OF INCREASE
OF
AUTHORIZED NUMBER OF SHARES
OF
SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
THE MILLS CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        THE MILLS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        That the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on April 19, 1994, a First Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on August 7, 1997 and a Certificate of the Designation, Preferences and Rights of Series C Cumulative Redeemable Preferred Stock, was filed in said office of the Secretary of State on December 16, 2002.

        That the Board of Directors of the Corporation by unanimous consent dated January 17, 2003 duly adopted a resolution authorizing and directing an increase in the authorized number of shares of Series C Cumulative Redeemable Preferred Stock of the Corporation, from 3,450,000 shares to 3,500,000 shares, all in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, The Mills Corporation has caused this certificate to be signed by Thomas E. Frost, its Executive Vice President and Corporate Secretary, this        day of January, 2003.

THE MILLS CORPORATION
By:
Thomas E. Frost Executive Vice President and Corporate Secretary
Witness
Mary Ellen Seravalli Senior Vice President and Deputy General Counsel

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  Exhibit 4.3
CERTIFICATE OF INCREASE OF AUTHORIZED NUMBER OF SHARES OF SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK OF THE MILLS CORPORATION